SUB-ITEM 77Q1:  EXHIBITS


AMENDMENT #9
TO THE BY-LAWS
OF
FEDERATED TOTAL RETURN
SERIES, INC.
Effective June 1, 2013
      Insert the following into
ARTICLE VI, AGREEMENTS,
CHECKS, DRAFTS,
ENDORSEMENTS, ETC. and
renumber the remaining sections
accordingly:
	Section 2.  DELEGATION
OF AUTHORITY RELATING TO
DIVIDENDS.  The Directors may
delegate to any Officer or Agent of
the Corporation the ability to
authorize the payment of non-stock
dividends and may delegate to an
Officer or Agent in accordance with
that general authorization the power
to fix the amount and other terms of
the dividend provided that the
Directors established a method or
procedure for determining the
maximum amount of the distribution.

	The title of ARTICLE VI is
deleted and replaced as follows:
?AGREEMENTS, CERTAIN
DELEGATION, CHECKS,
DRAFTS, ENDORSEMENTS,
ETC.?